Exhibit 99.1

Oasis Petroleum Announces Changes to Its Senior Management Team

Houston, Texas — December 10, 2013 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced several management promotions and changes designed to structure the management team for continued growth and execution of its resource conversion strategy in the Williston Basin. The changes will be effective on January 1, 2014.

•	Taylor L. Reid has been named President and Chief Operating Officer. Mr. Reid previously served as Executive Vice President and Chief Operating Officer. Mr. Reid will also remain a director on Oasis’ Board of Directors.
•	Niko Lorentzatos has been named Executive Vice President and General Counsel. Mr. Lorentzatos previously served as Senior Vice President and General Counsel.
•	Brett Newton has been named Senior Vice President Asset Management and Chief Engineer. Mr. Newton previously served as Senior Vice President Asset Management.
•	Tom Hawkins has been named Senior Vice President Land. Mr. Hawkins previously served as Vice President Land.
•	Robin Hesketh has been named Senior Vice President Operations. Mr. Hesketh previously served as Vice President Operations.
•	Greg Hills has been named Senior Vice President Marketing and Midstream. Mr. Hills previously served as Vice President Marketing.
•	Richard Robuck has been named Vice President Finance and Treasurer. Mr. Robuck previously served as Director Finance.

Tommy Nusz, Oasis’ Chairman and Chief Executive Officer commented, “Through the efforts of our management team, Oasis has delivered industry leading production growth and total shareholder return in one of the premier basins in North America. Taylor and I began working together in 1986, we founded Oasis together and he has proven himself to be one of the most capable executives in the oil and gas industry. His contribution to Oasis has been invaluable. The rest of this group has been with the Company since at least 2010, the year we took Oasis public, and we expect them and the rest of our senior management team to carry on the momentum we have established.”

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance